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                                                           +------------------+
                                 UNITED STATES             |   OMB APPROVAL   |
                      SECURITIES AND EXCHANGE COMMISSION   +------------------+
                            Washington, D.C. 20549         |   OMB Number:    |
                       Commission File Number 000-23991    |    3235-0058     |
                                  FORM 12b-25              |     Expires:     |
                                                           | January 31, 2002 |
                          NOTIFICATION OF LATE FILING      |     Estimated    |
                                                           |  average burden  |
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  |   hours per      |
             [ ] Form 10-Q  [ ] Form N-SAR                 |  response..2.50  |
                                                           +------------------+
                   December 31, 1999
For Period Ended: ________________________                 +------------------+
                                                           | SEC FILE NUMBER  |
                [ ] Transition Report on Form 10-K         |                  |
                [ ] Transition Report on Form 20-F         |                  |
                [ ] Transition Report on Form 11-K         +------------------+
                [ ] Transition Report on Form 10-Q         +------------------+
                [ ] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                           |                  |
                                  Not Applicable           |                  |
For the Transition Period Ended: ________________________  +------------------+

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type  |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
Not Applicable
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PART I - REGISTRANT INFORMATION

CNB Holdings, Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

7855 North Point Parkway, Suite 200
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Address of Principal Executive Office (Street and Number)

Alpharetta, Georgia 30022-4849
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City, State and Zip Code



                                    PART II
                            RULE 12b-25 (b) and (c)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed
[X] due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III
                                   NARRATIVE

  State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period:

  The Registrant experienced delays in gathering the information required to complete the preparation of its financial statements as well as other portions of its annual report on Form 10-KSB due to a recent relocation of its corporate headquarters to a larger facility as well as personnel changes during the course of such relocation. The Company expects to file its 1999 Form 10-KSB no later than April 14, 2000, the 15th day following the prescribed due date.




                                    PART IV
                               OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

               Cal Smith                        (404)            885-3352
   ---------------------------------------    ---------      ---------------
                (Name)                       (Area code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X]  Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ]  Yes   [X]  No

  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                              CNB Holdings, Inc.
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                 (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized:



Date:  March 30, 2000      By:  /s/ H.N. Padget, Jr.
                                --------------------
                                Name:  H.N. Padget, Jr.
                                Title: President and Chief Executive
                                        Officer